Exhibit 99.2
Hedging Schedule
As of January 25, 2010

	2010	2011	2012

Oil Swaps
Volume (Bbl)	5,158,744	3,350,746	672,000
NYMEX price (Bbl) (a)	$71.55	$78.09	$118.10

Natural Gas Swaps
Volume (MMBtu)	8,732,000	6,036,000	300,000
NYMEX price (MMBtu) (b)	$6.12	$6.95	$6.54

Natural Gas Collars
Volume (MMBtu)	6,000,000	1,500,000	—
NYMEX price (MMBtu) (b)
Ceiling	$6.03	$6.80	—
Floor	$5.38	$6.00	—

Natural Gas Basis Swaps
Volume (MMBtu)	8,400,000	7,200,000	—
Price differential ($/MMBtu) (c)	$0.85	$0.79	—

Interest Rate Swap
Notional Amount	$300,000,000	$300,000,000	$300,000,000
Annual Rate (d)	1.90%	1.90%	1.90%

(a)	The index prices for the oil contracts are based on the NYMEX-West Texas Intermediate monthly average futures price.

(b)	The index prices for the natural gas contracts are based on the NYMEX-Henry Hub last trading day of the month futures price.

(c)	The basis differential between the El Paso Permian delivery point and NYMEX-Henry Hub delivery point.

(d)	The index rate is based on the one-month LIBOR.